Exhibit 10.51

CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (this “Agreement”), dated as of September 24, 2008, is between ASCENT SOLAR TECHNOLOGIES, INC. (the “Company”) and MATTHEW FOSTER (the “Consultant”).

RECITAL

The Company and the Consultant desire to have the Consultant furnish the Company with certain services under the terms and conditions set forth in this Agreement.

AGREEMENT

The parties agree as follows:

SECTION 1.         SERVICES

The Consultant will perform services (the “Services”) in the following areas, as and when requested by the Company: business development; investor relations; strategic planning; assessment of competition and competitive environment; global expansion strategy; and management advisory services. The Services will be available to the Company pursuant to a mutually agreed-on schedule, and the parties agree that Consultant will work up to ten (10) hours per week (no weekly minimum) in connection with performance of the Services. The Consultant will prepare such records and reports reasonably requested by the Company regarding the performance of the Services. The Consultant will use his best efforts to advance the interests of the Company, and will faithfully, industriously, and to the best of his abilities, perform the Services. The Consultant will report directly to the Company’s Chief Executive Officer.

SECTION 2.         TERM

This Agreement is effective on October 19, 2008 (i.e., the date on which Consultant ceases to be an employee of the Company), and will continue in effect for a period of twelve (12) months.  The term of Agreement may be extended with the written agreement of both parties.

SECTION 3.         ASSURANCES

The Company will do all things reasonably required in a prompt and timely manner to enable the Consultant to provide the Services and to otherwise perform his obligations pursuant to this Agreement.

SECTION 4.         COMPENSATION

For all Services rendered by the Consultant under this Agreement, the Company will pay the Consultant Ten Thousand Dollars ($10,000) per month for the term of this Agreement. At the Company’s request, the Consultant will provide reasonable substantiation regarding time incurred in providing the Services. Except pursuant to his Separation Agreement and General Release dated as of September 19, 2008, as amended, the Consultant will under no circumstances, including a legal finding regarding employee status, be entitled to any other benefits or compensation from the Company, including any and all employee benefit plans of the Company.

SECTION 5.         ASSIGNMENT OF RIGHTS

The Consultant may not assign or delegate any of his rights or obligations under this Agreement to any person without the prior written consent of the Company, which the Company may withhold in its sole discretion.

SECTION 6.         AUTHORITY TO BIND COMPANY

The Consultant and the Company agree that the Consultant has no authority to bind the Company as its agent, except as expressly agreed to by the parties in a separate written agreement. The Consultant will not make any representations, or take any actions, that would create the impression that he has authority to bind the Company.

SECTION 7.         RELATIONSHIP BETWEEN PARTIES

The Consultant and the Company recognize and agree that the Consultant is not an employee of the Company and is furnishing the Services as an independent contractor. The Consultant may perform services for others during those periods when the Consultant is not performing work under this Agreement for the Company.

SECTION 8.         LIMITATIONS OF LIABILITY

The Consultant agrees to indemnify the Company against all liability or loss, and against all claims or actions based on or arising out of damage or injury (including death) to persons or property caused by or sustained in connection with his performance of this Agreement or by conditions created thereby, or based on his violation of any statute, ordinance, or regulation, and agrees to indemnify the Company against the cost of defending any such claims or actions.

SECTION 9.         REPRESENTATIONS AND WARRANTIES

The Consultant represents and warrants to the Company that there is no employment contract, consultant agreement, or any other contractual obligation to which the Consultant is subject that prevents the Consultant from entering into this Agreement or from performing fully the Services under this Agreement.

SECTION 10.       CONFIDENTIAL INFORMATION AND INVENTIONS

As used in this Agreement, the term “Confidential Information” means: (a) proprietary information of the Company; (b) information marked or designated by the Company as confidential; (c) information, whether or not in written form and whether or not designated as confidential, that is known or should reasonably be known to the Consultant as being treated by the Company as confidential; and (d) information provided to the Company by third parties that the Company is obligated to keep confidential. Confidential Information includes, but is not limited to, discoveries, ideas, designs, drawings, specifications, techniques, models, data, programs, documentation, processes, know-how, customer lists, marketing plans, and financial and technical information. The term “Confidential Information” shall not include any information that the Company now or hereafter voluntarily disseminates to the public or that otherwise becomes part of the public domain through lawful means.

The Consultant agrees and acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by the Consultant. The Consultant agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third person without the express written consent of the Company, and also to comply with all Company policies and procedures for the protection of

Confidential Information. Upon expiration of this Agreement, or otherwise as requested, the Consultant will deliver promptly to the Company all Confidential Information, in whatever form, that may be in his possession or under his control.

The Consultant agrees that all inventions, whether patentable or not, conceived or made or reduced to practice by the Consultant during or in connection with his performance of this Agreement will be promptly and fully disclosed to the Company or its nominee. The Consultant hereby assigns and agrees to assign all of his rights or interests in any inventions, whether patentable or not, conceived or made or reduced to practice by him during or in connection with his performance of this Agreement which: (i) relate to the thin-film photovoltaic technology; (ii) relate to business known by the Consultant to be anticipated business of the Company; (iii) relate to any actual or demonstrably anticipated research or development work of the Company; (iv) result from any work performed by the Consultant for the Company; or (v) were invented using either the Company’s equipment, supplies, facility, time, or Confidential Information. The Consultant agrees to assist the Company in every proper way (entirely at the Company’s expense) to obtain patents on any inventions assigned to the Company and that the Company, in its sole discretion, seeks to patent. Further, the Consultant agrees that all creative work prepared or originated by the Consultant for the Company under this Agreement that may be subject to or eligible for protection under federal copyright laws, constitutes work made for hire, all rights to which are owned by the Company; and the Consultant hereby assigns to the Company all rights, title, and interest, whether by way of copyright, trade secret, or otherwise, in all such work, whether or not subject to protection by copyright laws.

The Consultant acknowledges that any disclosure of Confidential Information will cause irreparable harm to the Company. In the event of a breach of these obligations, the Company will be entitled to: (a) specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this section of this Agreement; (b) a judgment for damages caused by the Consultant’s breach; and (c) any other remedies provided by applicable law or equity. The obligations set forth in this section will continue and survive this Agreement  for as long as the Consultant possesses Confidential Information.

SECTION 11.       MISCELLANEOUS PROVISIONS

11.1        Binding Effect. This Agreement will be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

11.2        No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

11.3        Amendments. This Agreement may be amended only by an instrument in writing executed by both parties.

11.4        Construction. The captions used in this Agreement are provided for convenience only and will not affect the meaning or interpretation of any provision of this Agreement.

11.5        Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

11.6        Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original document.

11.7        Waiver. Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

11.8        Injunctive and Other Equitable Relief. The parties agree that the remedy at law for any breach or threatened breach by a party may, by its nature, be inadequate, and that the other parties will be entitled, in addition to damages, to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief, without showing or proving that any monetary damage has been sustained.

11.9        Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Colorado, without regard to conflict-of-laws principles.

11.10      Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in Denver, Colorado, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party will select an arbitrator and inform the other party in writing of such arbitrator’s name and address within 5 days after the end of such 10-day period and the two arbitrators so selected will select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party will be the sole arbitrator of the dispute. Subject to subsection 11.11 of this Agreement, each party will pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators will be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages will not be awarded.

11.11      Attorney Fees. If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue will be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in the preparation, prosecution, or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

11.12      Severability. If any provision of this Agreement is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be in any way impaired.

11.13      Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

The parties enter into this Agreement as of the date first written above.

CONSULTANT	ASCENT SOLAR TECHNOLOGIES, INC.

/s/ Matthew Foster	By:	/s/ Mohan Misra
MATTHEW FOSTER		Print name: Mohan Misra
Title: Chairman, President & CEO